                                                                     Exhibit 4.2

                              PHARSIGHT CORPORATION

                              AMENDED AND RESTATED

                           INVESTORS' RIGHTS AGREEMENT

                                September 2, 1999
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                                TABLE OF CONTENTS

                                                                          PAGE

I.       GENERAL............................................................2

         1.1      Amendment of Prior Agreement..............................2

         1.2      Definitions...............................................2

II.      REGISTRATION; RESTRICTIONS ON TRANSFER.............................3

         2.1      Restrictions on Transfer..................................3

         2.2      Demand Registration.......................................5

         2.3      Piggyback Registrations...................................6

         2.4      Form S-3 Registration.....................................7

         2.5      Expenses of Registration..................................8

         2.6      Obligations of the Company................................9

         2.7      Termination of Registration Rights.......................10

         2.8      Delay of Registration; Furnishing Information............10

         2.9      Indemnification..........................................10

         2.10     Assignment of Registration Rights........................13

         2.11     Amendment of Registration Rights.........................13

         2.12     Limitation on Subsequent Registration Rights.............13

         2.13     "Market Stand-Off" Agreement.............................13

         2.14     Rule 144 Reporting.......................................14

III.     COVENANTS OF THE COMPANY..........................................14

         3.1      Basic Financial Information and Reporting................14

         3.2      Inspection Rights........................................15

         3.3      Confidentiality of Records...............................15

         3.4      Reservation of Common Stock..............................16

         3.5      Stock Vesting............................................17

         3.6      Proprietary Information and Inventions Agreement.........17

         3.7      Directors' Expenses......................................17

         3.8      Real Property Holding Corporation........................17

         3.9      Stock Issuances and Option Grants........................18

         3.10     Initial Offering.........................................18

         3.11     Strategic Transactions...................................18


                                       i.
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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                          PAGE

         3.13     Termination of Covenants.................................19

IV.      RIGHTS OF FIRST OFFER.............................................19

         4.1      Subsequent Offerings.....................................19

         4.2      Exercise of Rights.......................................19

         4.3      Issuance of Equity Securities to Other Persons...........19

         4.4      Termination of Rights of First Offer.....................20

         4.5      Transfer of Rights of First Offer........................20

         4.6      Excluded Securities......................................20

V.       ASSIGNED RIGHT OF FIRST REFUSAL...................................21

         5.1      Bylaw Right of First Refusal.............................21

         5.2      Purchase of Additional Shares............................21

         5.3      Purchase of All Offered Shares...........................21

         5.4      Compliance with Bylaws...................................21

         5.5      Termination of Right to Assignment of Right of
                  First Refusal............................................22

VI.      MISCELLANEOUS.....................................................22

         6.1      Governing Law............................................22

         6.2      Survival.................................................22

         6.3      Successors and Assigns...................................22

         6.4      Severability.............................................22

         6.5      Amendment and Waiver.....................................22

         6.6      Delays or Omissions......................................23

         6.7      Notices..................................................23

         6.8      Attorneys' Fees..........................................23

         6.9      Titles and Subtitles.....................................23

         6.10     Counterparts.............................................23


                                       ii.
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                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

      This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of September 2, 1999, by and among PHARSIGHT CORPORATION, a California corporation (the "Company"), the holders of the Company's Series A Preferred Stock (the "Series A Stock"), the holders of the Company's Series B Preferred Stock (the "Series B Stock"), the holders of the Company's Series C Preferred Stock (the "Series C Stock"), the holders of the Company's Series D Preferred Stock (the "Series D Stock"), and the purchasers of the Company's Series E Preferred Stock (the "Series E Stock") set forth on Exhibit A attached hereto. The holders of the Series A Stock, the holders of the Series B Stock, the holders of the Series C Stock, the holders of the Series D Stock, and the purchaser of the Series E Stock shall be referred to hereinafter as the "Investors," and each individually as an "Investor."

                                    RECITALS

      WHEREAS, the Company, the holders of the Series A Stock, the holders of the Series B Stock, the holders of the Series C Stock and the holders of the Series D Stock are parties to that certain Amended and Restated Investors' Rights Agreement dated as of May 13, 1997, as amended on September 15, 1997, December 6, 1997, March 23, 1998, May 11, 1998 and October 28, 1998 (the
"Original Agreement");

      WHEREAS, the Company proposes to sell and issue up to two million seven hundred seventy-seven thousand seven hundred seventy-eight (2,777,778) shares of its Series E Stock pursuant to that certain Series E Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement");

      WHEREAS, as a condition of entering into the Purchase Agreement, the purchaser of the Series E Stock has requested that the Company extend to it certain registration rights, information rights and other rights; and

      WHEREAS, the Company and a majority in interest of the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock desire to amend the Original Agreement to extend to the purchaser of the Series E Stock the registration rights, information rights, and other rights granted to the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock under the Original Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, in the Original Agreement, and in the Purchase Agreement, the parties hereby amend and restate the Original Agreement and mutually agree as follows:


                                       1.
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I. GENERAL

            1.1 Amendment of Prior Agreement. Effective upon the execution of this Agreement by the Company and the Holders of a majority of the Registrable Securities covered by the Original Agreement, the Original Agreement shall be null and void and shall be superseded in its entirety by the provisions of this Agreement. Any rights granted in the Original Agreement and not granted in this Agreement are hereby waived, released and terminated and are null and void as of the date of this Agreement.

            1.2 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

            "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

            "Major Investor" shall mean each Investor (together with its affiliates) who owns not less than one hundred fifty thousand (150,000) shares of Registrable Securities (as adjusted for stock splits and combinations).

            "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

            "Registrable Securities" means (i) Common Stock of the Company issued or issuable upon conversion or exercise of the Shares; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Article II of this Agreement are not assigned. For purposes of Article II (except Section 2.2), the term "Registrable Securities" shall also include any Common Stock of the Company issued upon the exercise of any warrant issued by the Company in connection with a commercial financing or equipment leasing arrangement, provided the issuance of such warrant, including any registration rights associated therewith, is approved by a majority of the Board of Directors, including the affirmative vote of at least two of the directors nominated by the holders of the Preferred Stock under the Amended and Restated Shareholders' Agreement of even date herewith, as such agreement may be amended from time to time.


                                       2.
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            "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

            "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifteen thousand dollars ($15,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

            "Shares" shall mean the Company's Series A Stock issued pursuant to the Series A Preferred Stock Purchase Agreement dated February 6, 1996; the Company's Series B Stock issued pursuant to the Series B Preferred Stock Purchase Agreement dated July 31, 1996; the Company's Series C Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated May 13, 1997; the Company's Series D Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated October 28, 1998, the Company's Series E Stock issued pursuant to the Purchase Agreement; and the shares issued upon exercise of warrants to purchase Series A Stock and Series C Stock dated April 30, 1996, and November 7, 1997, respectively.

            "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            "SEC" or "Commission" means the Securities and Exchange Commission.

      II. REGISTRATION; RESTRICTIONS ON TRANSFER.

            2.1 Restrictions on Transfer.

                  2.1.1 Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

                        (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (ii) (A) The transferee has agreed in writing to be bound by this Section 2.1, (B) Such Holder shall have notified the Company of the proposed disposition and


                                       3.
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shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                        (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder's family members or trust for the benefit of an individual Holder or his family members, provided the transferee will be subject to the terms of this Section 2.1 to the same extent as if he were an original Holder hereunder.

                        (iv) The Holder shall have complied with the provisions of the Company's bylaws regarding the Company's right of first refusal, if applicable.

                  2.1.2 Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws, the Company's bylaws, or as provided elsewhere in this Agreement):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  2.1.3 The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  2.1.4 Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate state securities authority authorizing such removal.


                                       4.
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            2.2 Demand Registration.

                  2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $5,000,000 (or, if such request is made after the Company's Initial Offering, $2,000,000) (a "Qualified Public Offering"), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                  2.2.2 Unless the request under this Section 2.2 is made after the Company's Initial Offering, the Registrable Securities shall be distributed only by means of a firm commitment underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  2.2.3 The Company shall not be required to effect a registration pursuant to this Section 2.2:

                        (i) prior to (A) February 6, 2000, or (B) six (6) months after the date of the Company's Initial Offering, whichever is earlier; or

                        (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

                        (iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration


                                       5.

statement pertaining to the Initial Offering, provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective; or

                        (iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2.1, the Company gives notice to the Holders of the Company's intention to file a registration statement pertaining to the Initial Offering within ninety (90) days; or

                        (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period.

                  2.2.4 The rights granted under this Section 2.2 shall not apply to any person who is a "Holder" by virtue of owning securities that are included in the term "Registrable Securities" solely by the application of the final sentence of the definition of that term in Section 1.2 above.

            2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent such registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  2.3.1 Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the


                                       6.

Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of more than fifty percent (50%) of the Registrable Securities proposed to be sold in the offering.

                  2.3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

            2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                        (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders; or

                        (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000; or


                                       7.

                        (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4: provided, that such right to delay a request shall be exercised by the Company nor more than twice in any one-year period; or

                        (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

                        (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

            2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of the Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to
Section 2.2 to a demand registration.

            2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:


                                       8.

                  2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

                  2.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  2.6.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  2.6.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting


                                       9.

registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

                  2.6.8 Cause all such Registrable Securities covered by such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  2.6.9 Provide a transfer agent and registrar and a CUSIP number for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

            2.7 Termination of Registration Rights. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (i) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (ii) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (iii) all Registrable Securities held by such Holder may be sold under Rule 144 during any ninety (90) day period.

            2.8 Delay of Registration; Furnishing Information.

                  2.8.1 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

                  2.8.2 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

            2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act,


                                      10.

the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  2.9.2 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, severally, but not jointly against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

                  2.9.3 Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with


                                      11.

the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                  2.9.4 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

                  2.9.5 The obligations of the Company and Holders under this
Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. In the event any offering of Registrable Securities is underwritten, and the underwriting agreement provides for indemnification and/or contribution by the Company and the Holders offering securities thereunder, the indemnification and/or contribution obligations of the Company and the Holders hereunder shall in no event exceed the obligations of the parties set forth in such underwriting agreement.

            2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities that
(i) is a subsidiary, parent, general partner, limited partner or retired partner of a Holder, (ii) is an individual Holder's family member or trust for the benefit of an individual Holder or his or her family members, or (iii) acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and


                                      12.

(B) such transferee shall agree to be subject to all restrictions set forth in this Agreement. With respect to any person who is a "Holder" by virtue of owning securities that are included in the term "Registrable Securities" solely by the application of the final sentence of the definition of that term in Section 1.2 above, such Holder may assign its rights to cause the Company to register Registrable Securities pursuant to Article II without regard to the limitation in clause (iii) of this Section 2.10, provided the transferee or assignee acquires at least one (1) share of Registrable Securities.

            2.11 Amendment of Registration Rights. Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of more than fifty percent (50%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

            2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to or pari passu with those granted to the Holders hereunder.

            2.13 "Market Stand-Off" Agreement. If requested by the Company and the representative of the underwriters of Common Stock (or other securities) of the Company, and provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements, each Holder shall not sell or otherwise transfer or dispose of any shares of Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) until the earlier of

                        (i) the conclusion of the one hundred eighty (180) day period (or such shorter period as the Company may specify) following the effective date of a registration statement of the Company filed under the Securities Act; or

                        (ii) the date upon which the five-day trailing average of the market price of the Common Stock of the Company, as quoted on the Nasdaq National Market or any exchange or over-the-counter market upon which such Common Stock is listed or traded is two (2) times the price to the public for the Common Stock as set forth in the final prospectus included with such Registration Statement.

      The obligations described in this Section 2.13 shall apply only to the Company's Initial Offering and shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the restricted sale period as set forth in clause
(i) or (ii) above.


                                      13.

            2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

                  (b) Take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                  (c) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

                  (d) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

      III. COVENANTS OF THE COMPANY.

            3.1 Basic Financial Information and Reporting.

                  3.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                  3.1.2 As soon as practicable after the end of each fiscal year of the Company, the Company will furnish each Investor a consolidated balance sheet of the Company, as of the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                  3.1.3 The Company will furnish each Major Investor, as soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of each such


                                      14.

quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

                  3.1.4 The Company will furnish each such Major Investor (i) within thirty (30) days after the beginning of each fiscal year a capitalization summary, annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of the first and second month of each quarterly accounting period, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, in the form such statements are provided to the Company's Board of Directors.

            3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

            3.3 Confidentiality of Records.

                  3.3.1 Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Each Investor shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use reasonable best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Investor who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, "Confidential Information": means any information, technical data, or know-how, including, but not limited to, information, technical data or know-how related to the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, which written material is stamped "Confidential" or "Proprietary" or if disclosed orally, is promptly confirmed in writing to be Confidential Information.

                  3.3.2 Confidential Information does not include information, technical data or know-how which (i) is in the Investor's possession or known to the Investor at the time of disclosure as shown by Investor's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Investor, is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; (iii) is disclosed to an Investor


                                      15.

on a non-confidential basis by a third party having a legal right to such information, (iv) is independently developed by Investor without use of or reference to any Confidential Information of the Company, as properly documented by the Investor, or (v) is approved for release by written authorization of Company. The provisions of this Section shall not apply (i) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statue, rule or regulation or any order of any court or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (ii) to the disclosure of Confidential Information to an Investor's employees, counsel, accountants or other professional advisors; (iii) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor's rights or interest against the Company, whether under this Agreement or otherwise; or (iv) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

                  3.3.3 The Company and each Investor agree that, except with the prior written permission of the Investor disclosing such confidential information (the "Disclosing Investor"), the Company and each Investor shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Disclosing Investor to which the Company or Investors have been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares hereunder, that have been labeled as "Confidential." If the confidential information is disclosed orally or visually, it shall be identified as confidential at the time of disclosure and be confirmed in writing to the receiving party(ies) within thirty days of such disclosure. The provisions of this Section 3 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by the parties thereto with respect to the transactions contemplated hereby.

            3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Stock, the Series B Stock, the Series C Stock, Series D Stock and the Series E Stock all Common Stock issuable from time to time upon such conversion.

            3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options, restricted stock and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the company, and (ii) one-forty-eighth (1/48) of such stock shall vest each month thereafter over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.


                                      16.

            3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees or officers now or hereafter employed by it to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form attached to the Purchase Agreement. In addition, the Company will require that all consultants now or hereafter engaged by the Company agree to execute a written agreement assigning his or her rights to the Company on all inventions, pending patent applications, all patents issued, and all other intellectual property rights developed by such consultant while working for or on behalf of the Company, and that all consultants who have access to the confidential information of the Company agree to protect the confidentiality of such information.

            3.7 Directors' Expenses. The Company shall not be obligated to pay any compensation to any member of the Company's Board of Directors in connection with the performance of his or her duties as a director. The Company may, however, provide compensation in the form of stock options or otherwise to directors not affiliated with any Major Investors or the Company when the Board of Directors determines that it is in the best interests of the Company to do so. The Company shall pay (i) each director for out-of-pocket expenses incurred in connection with the performance of his or her duties as a director when such expenses are reasonable and, with respect to expenses exceeding $100, authorized in advance, and (ii) each director for reasonable travel expenses incurred in connection with his or her attendance at or participation in any meeting of the Board of Directors held outside the geographical area of the Company's executive offices, but shall not otherwise pay travel expenses for attendance at meetings of the Board.

            3.8 Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" ("USRPHC") as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. ss. 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from an Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. ss. 1.897- 2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

            3.9 Stock Issuances and Option Grants. The Company will not, without the approval of a majority of the Board of Directors (including the affirmative vote of at least two of the directors nominated by the holders of the Preferred Stock under the Amended and Restated Shareholders' Agreement of even date herewith, as such agreement may be amended from time to time (the "Shareholders' Agreement"), issue shares of Common Stock or grant options for the purchase of shares of Common Stock to any employees, officers, directors, or consultants if such issuance or grant would cause the total number of shares held and shares issuable upon options held by such persons in the aggregate to exceed 4,715,000 shares. Shares held by any employee, officer, director, or consultant shall not be counted toward this limit if such shares were, at the time they were acquired by such person, excluded from the rights of first


                                      17.

offer established by Article IV of this Agreement pursuant to sections 4.6.2 through 4.6.8 thereof or if such shares are issued upon conversion of any shares of Preferred Stock.

            3.10 Initial Offering. The Company will not, without the approval of two-thirds of the Board of Directors (including the affirmative vote of at least two of the directors nominated by the holders of Preferred Stock under the Shareholders' Agreement) make an Initial Offering of its Common Stock unless such offering would be a "Qualified Initial Public Offering" under Article III, Section C.4(l)(1) of the Company's Amended and Restated Articles of Incorporation.

            3.11 Strategic Transactions. The Company will not, without the approval of a majority of the Board of Directors (including the affirmative vote of at least two of the directors nominated by the holders of Preferred Stock under the Shareholders' Agreement) issue any shares of Common Stock or Preferred Stock in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing, or distribution arrangements, (ii) technology transfer or development arrangements and (iii) acquisitions involving the issuance of the Company's shares (other than stock options granted to employees of the company acquired).

            3.12 Qualified Small Business Stock. For so long as the Shares or the Conversion Shares are held by an Investor (or a transferee) in whose hands such Shares or Conversion Shares are eligible to qualify as "qualified small business stock" as defined in Section 1202(c) of the Code, the Company will use reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would constitute a "significant redemption" within the meaning of Section 1202(c)(3)(B) of the Code with respect to the Shares. Within ten (10) days after any Investor has delivered to the Company a written request for any reports required under Section 1202(d)(1)(C) of the Code or any related Treasury Regulations, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company's good faith judgment after a reasonable investigation, such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code. The Company's obligation to furnish a written statement pursuant to this Section 3.12 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established market.

            3.13 Termination of Covenants. All covenants of the Company contained in Article III of this Agreement (except for Sections 3.1 and 3.2) shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Company's Qualified Initial Public Offering (as defined under Article III, Section C.4(l)(1) of the Company's Amended and Restated Articles of Incorporation). The covenants of the Company contained in Sections 3.1 and 3.2 of this Agreement shall expire and terminate as to each Investor on the date the Company becomes subject to the public company reporting requirements under the Exchange Act.


                                      18.

      IV. RIGHTS OF FIRST OFFER.

            4.1 Subsequent Offerings. Each Investor shall have a right of first offer to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor's pro rata share is equal to the ratio of (A) the sum of the number of shares of the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and the Series E Stock which such Investor holds immediately prior to the issuance of such Equity Securities to (B) the total number of shares of the Company's outstanding Series A Stock, Series B Stock, Series C Stock, the Series D Stock and Series E Stock immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or
(iv) any such warrant or right.

            4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities other than those excluded under Section 4.6, it shall give each Investor written notice of its intention, describing the Equity Securities, the price, and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have ten (10) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

            4.3 Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. The Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which the Investor's rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within one hundred twenty (120) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, other than those set forth in Section 4.6, without first offering such securities to the Investors in the manner provided above.

            4.4 Termination of Rights of First Offer. The rights of first offer established by this Article IV shall terminate upon the effective date of the registration statement pertaining to the Company's Qualified Initial Public Offering (as defined under Article III, Section C.4(l)(1) of the Company's Amended and Restated Articles of Incorporation).


                                      19.

            4.5 Transfer of Rights of First Offer. The rights of first offer of each Investor under this Article IV may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

            4.6 Excluded Securities. The rights of first offer established by this Article IV shall have no application to any of the following Equity
Securities:

                  4.6.1 shares of Common Stock (and/or options, warrants or other rights to purchase Common Stock ) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

                  4.6.2 stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, stock issued pursuant to any options and warrants outstanding as of the date of this Agreement, and stock issued pursuant to any rights or agreements granted after the date of this Agreement; provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights or agreements;

                  4.6.3 any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                  4.6.4 shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  4.6.5 shares of Common Stock issued upon conversion of the Shares;

                  4.6.6 any Equity Securities issued pursuant to any equipment leasing arrangement, or commercial financing;

                  4.6.7 any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

                  4.6.8 shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that such strategic transaction and the issuance of shares therein, have been approved by the Company's Board of Directors.

      V. ASSIGNED RIGHT OF FIRST REFUSAL.

            5.1 Bylaw Right of First Refusal. If the Company receives from any holder of shares of its Common Stock a notice pursuant to Article XI of its Bylaws stating such holders' intention to sell or otherwise transfer any of his shares (a "Transfer Notice"), the Company shall have ten (10) days to exercise its option to purchase all or some portion of the shares at the price and upon the terms set forth in such notice. If the Company elects not to exercise such option, it shall within fifteen (15) days after receipt of such notice notify the Investors that it is assigning to them, on a pro rata basis (as defined in Section 4.1 above) its right to purchase such shares (the "Transfer Shares"). Each Investor shall have ten (10) days from the receipt of the


                                      20.

Company's notice, to notify the Company that it will purchase its pro rata share of the Transfer Shares at the price and upon the terms set forth in the Transfer Notice.

            5.2 Purchase of Additional Shares. Each Investor electing to purchase its pro rata share of the Transfer Shares shall also notify the Company whether it wishes to purchase shares in addition to its pro rata share and the largest number of shares that it would purchase if offered the opportunity. If not all of the Investors elect to exercise the option to purchase their pro rata share of the Transfer Shares, the Company shall assign its right as to the remaining Transfer Shares to those Investors who do so elect and who have indicated that they wish to purchase additional shares. To the extent that two or more Investors wish to purchase the remaining Transfer Shares and there are not sufficient Transfer Shares remaining to fully accommodate such Investors' request to purchase the additional Transfer Shares, the remaining Transfer Shares shall be distributed proportionately to each such Investor based on the number of shares of Preferred Stock held by such Investor divided by the total number of shares of Preferred Stock held by all such Investors.

            5.3 Purchase of All Offered Shares. Under Section 64 of the Company's Bylaws, the Company and its assignees have the option to purchase all (but not less than all) of the shares specified in the Transfer Notice. Therefore, if the Company and those Investors electing to purchase the shares do not together agree to purchase the full number of shares, or obtain the consent of the transferring shareholder to the purchase of less than the full number of shares, the Company and the Investors shall have no further rights with respect to the offered shares except as set forth in Section 64 of the Company's Bylaws requiring the transferring shareholder to consummate the proposed transfer within sixty (60) days.

            5.4 Compliance with Bylaws. If an Investor exercises the option assigned by the Company as to any part of the Transfer Shares, it shall comply fully with the notice requirements and other conditions set forth in Section 64 of the Bylaws. Failure by an Investor to so comply shall terminate such Investor's rights under this Article V and the Company shall have no further obligations with respect to the Transfer Shares.

            5.5 Termination of Right to Assignment of Right of First Refusal. The rights of the Investors set forth in this Article V shall terminate upon the termination of the Company's rights under Section 64 of the Company's Bylaws.

      VI. MISCELLANEOUS.

            6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

            6.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.


                                      21.

            6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

            6.4 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            6.5 Amendment and Waiver.

                  6.5.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of more than fifty percent (50%) of the Registrable Securities.

                  6.5.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of more than fifty percent (50%) of the Registrable Securities.

            6.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default, or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default, or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

            6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address set forth on the signature page hereof and to an Investor at the address as set forth on Exhibit A hereto or at such other address as the Company or Investor may designate by ten (10) days advance written notice to the other parties hereto.

            6.8 Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to


                                      22.

recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

            6.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


                                      23.

      IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                              INVESTORS:

PHARSIGHT CORPORATION                 __________________________________________
                                      (Name of Entity, if applicable)


By: /s/ Arthur H. Reidel              By:
   --------------------------            ---------------------------------------
        Arthur H. Reidel
        President                     Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------


               [Amended and Restated Investor's Rights Agreement]

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                       Series A        Series B       Series C       Series D        Series E
Name and Address                                         Stock           Stock          Stock          Stock           Stock
----------------                                       ---------       ---------      ---------      ---------       ---------
Asset Management Associates 1996, L.P.                 1,275,510         267,000        970,465        611,621               -
2275 East Bayshore Road, Suite 150
Palo Alto, CA  94303

Solstice Capital Limited Partnership                     102,041         200,000        210,970         93,846               -
33 Broad Street, 3rd Floor
Boston, MA  02109

Stanford University                                       76,531          21,000         21,097              -               -
Attn:  Carol Gilmer
2770 Sand Hill Road
Menlo Park,CA  94025

Arthur H. Reidel                                         191,520               -              -              -               -
P. O. Box 61030
Palo Alto, CA  94306

Camilla Marie Olson, as Trustee                           76,724               -              -              -               -
of the Olson Living Trust dated 10/20/93
805 Melville Avenue
Palo Alto, CA  94301

Steven L. Shafer                                          65,244               -              -              -               -
531 Sullivan Drive
Mountain View, CA  94041

Thomas M. Niermann                                        57,398          16,000              -              -               -
116 El Nido Road
Portola Valley, CA  94028

Alex Brown & Sons Inc.                                    34,438               -              -              -               -
Cust FBO Donald R. Stanski
IRA Account # 247-83199
1432 Brookmill Road
Los Altos, CA  94024-5804

E. Gregory Lee, as Trustee of                             22,959               -              -              -               -
the Lee-Chambers Living Trust
dated 5/13/91
811 Guinda Street
Palo Alto, CA  94301

                                                       Series A        Series B       Series C       Series D        Series E
Name and Address                                         Stock           Stock          Stock          Stock           Stock
----------------                                       ---------       ---------      ---------      ---------       ---------
Terrence F. Blaschke, as Trustee                          11,480               -          4,000          9,857               -
of the Terrence F. Blaschke and
Jeannette Blaschke Revocable
Trust dated 11/11/93
855 Allardice
Stanford, CA  94035

Gary L. Neil, as Trustee of the                                -          18,000              -          3,174               -
Neil Family Trust dated 12/16/93
526 Sand Hill Circle
Menlo Park, CA  94025

GC&H Investments                                               -          18,000              -          3,174               -
c/o Cooley Godward LLP
5 Palo Alto Square
Palo Alto, CA  94306

Sprout Capital VII, L.P.                                       -               -      1,101,133        468,462               -
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025

DLJ First ESC, L.P.                                            -               -        126,582         53,853               -
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025

DLJ Capital Corp.                                              -               -         25,317         10,770               -
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025

The Sprout CEO Fund, L.P.                                      -               -         12,791          5,442               -
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025

Bruns H. Grayson                                               -               -         31,645         13,463               -
One State Street, Suite 2150
Baltimore, MD  21202

Steven D. Brooks                                               -               -         73,840         23,762               -
45 Scenic Way
San Francisco, CA  94121

WPG Enterprise Fund III, L.L.C.                                -               -              -        534,679               -
555 California Street, Suite 3130
San Francisco, CA  94104

                                                       Series A        Series B       Series C       Series D        Series E
Name and Address                                         Stock           Stock          Stock          Stock           Stock
----------------                                       ---------       ---------      ---------      ---------       ---------
Weiss, Peck & Greer Venture Associates IV, L.L.C.              -               -              -        611,376               -
555 California Street, Suite 3130
San Francisco, CA  94104

Weiss, Peck & Greer Venture Associates IV                      -               -              -         77,187               -
Cayman, L.P.
555 California Street, Suite 3130
San Francisco, CA  94104

Needham Capital SBIC II, L.P.                                  -               -              -        267,898               -
445 Park Avenue
New York, NY  10022

Needham Capital Partners II (Bermuda), L.P.                    -               -              -         37,913               -
445 Park Avenue
New York, NY  10022

Robin Kehoe                                                    -               -              -         11,108               -
4136 21st Street
San Francisco, CA  94114

David Pidwell, as Trustee for the Pidwell Family               -               -              -         31,735               -
Trust dated 6/25/87
20628 Vickery Lane
Saratoga, CA  95070

Mark Platshon                                                  -               -              -          7,934               -
3125 Barney Ave.
Menlo Park, CA  94025

McKesson HBOC, Inc.                                            -               -              -              -       2,777,778
1 Post Street
San Francisco, CA  94104

Total                                                  1,913,845         540,000      2,577,840      2,877,254       2,777,778